UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G)

OF THE SECURITIES EXCHANGE ACT OF 1934

Constellium SE

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	98-0777516
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Tupolevlaan 41-61 1119 NW Schiphol-Rijk The Netherlands (Address of principal executive offices and zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:     ☐

Securities Act registration statement file number to which this form relates: 333-188556

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Class A Ordinary Shares, nominal value €0.02 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

Title of class

None

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A registrations statement is being filed in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Constellium SE (“Constellium SE”), a European company (“Societas Europaea”), as the successor registrant to Constellium N.V. (“Constellium N.V.”), a Dutch public limited liability company (“Naamloze Vennootschap”). Effective on June 28, 2019, Constellium N.V. converted from a Naamloze Vennootschap governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands to a Societas Europaea governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands (the “Conversion”). The Conversion was accomplished by executing a deed of conversion, including an amendment to the Constellium N.V.’s articles of association (as so amended, the “Articles of Association”) and the registration of the Conversion and the Articles of Association with the Dutch trade register, which actions also effected the change in the company’s name to Constellium SE. Constellium SE expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Exchange Act. The Class A ordinary shares of Constellium SE will continue to trade on the New York Stock Exchange under the ticker symbol “CSTM.” The Conversion is part of the previously disclosed transaction to transfer the corporate seat/registered office and headquarters to Paris, France.

Item 1. Description of Securities To Be Registered.

A Societas Europaea is a legal form of a public limited liability company under the laws of the member states of the European Union (each, an “EU Member State”), introduced by European Council Regulation No. 2157/2001 (“EC 2157”). Only a few details on the corporate structure of the SE are set forth in EC 2157 itself, and the SE remains governed by the corporate code of the State of the SE’s corporate seat. These details for an SE are as follows:

•	minimum subscribed capital of €120,000;

•	the registered office and headquarters of the SE must be located in the same EU Member State;

•	the abbreviation “SE” must precede or follow the company’s name;

•	the company must either adopt in its articles of association a one-tier system (one administrative organ) or a two-tier system (a supervisory organ and a management organ); and

•	the SE is a specific form of a public limited liability company subject to the local laws in the EU member state where it has its registered office and headquarters.

More detailed rules affecting the corporate structure of an SE apply to public limited liability companies in the jurisdiction of the SE’s corporate seat. Constellium SE is a Dutch SE and therefore Dutch statutory rules on public limited liability companies apply. A description of the Class A ordinary shares of Constellium N.V., which also describe the Class A ordinary shares of Constellium SE, is set forth under the heading “Description of Capital Stock” in the prospectus forming part of the Registration Statement on Form F-3ASR filed on October 30, 2017 (File No. 333-2212214), as amended on June 28, 2019 and thereafter from time to time, filed with the Securities and Exchange Commission, which information is incorporated by reference herein. The final prospectus will be filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and, upon filing, shall be deemed to be incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Constellium SE

Date: June 28, 2019	By:	/s/ Peter R. Matt
	Name:	Peter R. Matt
	Title:	Chief Financial Officer